EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") is entered into effective as of January 5th, 2015 (the "**Effective Date**") by and between SENIOR SCIENTIFIC, LLC, a New Mexico limited liability company ("**Company**"), and ROBERT R. PROULX ("**Executive**") with the joinder of MANHATTAN SCIENTIFICS, INC., a Delaware corporation, ("**MSI**") as Parent of Company. Certain capitalized terms used in this Agreement are used with the definitions ascribed to them herein.

WHEREAS, the parties desire to enter into an employment relationship on the terms and conditions set forth below:

THEREFORE, the parties, intending to be legally bound, agree as follows:

1. Employment: Company has offered you employment as President and Chief Operating Officer (COO) and you hereby accept such employment, subject to the terms and conditions set forth in this Agreement.

2. Duties: During the Term (as defined below): (a) you shall serve as a Member of and report to the Management Committee of the Company and to the Chairman and Chief Executive Officer of the Parent (such person, the "Chairman"), and you shall diligently and faithfully perform all duties reasonably required of you in furtherance of your position or assigned to you by Company in furtherance of Company's business to the extent commensurate with your position; (b) you shall devote substantially all of your working time, energy and skill to the promotion of Company's business interests and to the performance of your duties under this Agreement; (c) you shall not undertake or engage in any other business affiliations which conflict or interfere with the performance of your services hereunder; and (d) you shall be governed by and be subject to all Company rules and regulations applicable to employees. Notwithstanding the foregoing, you shall be permitted to engage, or continue participation, in (1) charitable, civic, educational, professional, community or industry affairs, (2) managing your and your family's personal investments, and (3) such other activities as may hereafter be specifically approved in writing by the Chairman, which in each case and in the aggregate do not interfere with the performance of your obligations hereunder.

3. Term of Service: The term of this Agreement shall commence on or about February 1st, 2015 (the "Commencement Date") and end on January 31, 2018 (the "Initial Term"), unless extended by mutual agreement on or before the expiration of the Initial Term. The Minimum Term hereof shall be twenty-four (24) months subject to the provisions of Paragraph 8C herein.

4. Compensation:

A. Base Salary. While you are employed hereunder, the Company shall pay you base compensation (the "Base Salary"), payable in accordance with the Company's customary

payroll practices, of $250,000 per annum for the period from the Commencement Date through the Term.

B. Equity Compensation.

(A) Upon full execution hereof, Company will grant to Employee the right to receive Ten Million (10,000,000) shares/options/warrants (the "Shares") of Parent's restricted Common Stock (OTCQB: MHTX) which shall vest 2.5 million shares at commencement of the Term with the balance of 7.5 million shares vesting quarterly, in arrears, at the rate of 750,000 shares per calendar quarter for the next 10 calendar quarters. Employee may elect the form of this grant in either restricted Common Shares, Cashless Options or Cashless Stock Purchase Warrants.

(B) As a further equity incentive, Company shall cause the issuance of an additional Five Million (5,000,000) shares of Parent's restricted Common Stock and the accelerated vesting of the base Equity Compensation described above, upon the happening of any of the following events:

a- the sale of substantially all of the assets or ownership of the Company, or

b- the spinoff of the Company into a separate company no longer controlled by Parent, or

c- the Parent achieving a market capitalization of at least $375 million based upon the average closing Bid price of the Parent's Common Stock over 15 consecutive trading days, or

d- the Company entering into a license for the Company's principal early cancer detection technology with a Fortune 500 company which license shall include a substantial cash fee or royalty advance, or

e- the successful completion of a Phase Zero Breast Cancer trial or Sentinel Node study or other equivalent event and the approval of the FDA to use the Company's technology for general clinical use, or

f- at the discretion of the Board of Parent.

5. **Benefits:**

(a) During your employment under this Agreement, you shall be entitled to participate in the Company's benefit plans at a level of coverage comparable to that received by other key senior executives of the Company or Parent at your organizational level (other than the Chairman). You will be entitled to participate in any present or future employee benefit plans established by the Company for its employees generally or for all employees at or below your salary grade and organization level. The foregoing is subject to the Company's right to modify or terminate such benefit plans at any time in its sole discretion and to the eligibility requirements and rules of each such plan or program.

(b) The Company will provide you and pay all such reasonable expenses related to

your use of a cellular telephone, a wireless email device (e.g., an "iPhone"), a laptop computer, home business line, home facsimile machine and home printer, to allow you to perform your job duties outside of the Company's offices when required.

(c) You shall be entitled to three (3) weeks of vacation during each full calendar year during the Term (pro rated for any partial fiscal year) in accordance with the policies of the Company in effect from time to time. You also agree that you will use good judgment in scheduling your vacation time, will coordinate with the Chairman and other staff the taking of any such vacation time, and in connection therewith consider the needs and best interests of Company.

6. Expenses: Subject to your providing adequate receipts and other documentation therefor, Company shall pay or reimburse you for all reasonable expenses actually incurred by you in the performance of services under this Agreement, but only to the extent and in the manner provided by Company's travel and business expenses policy then in effect. To the extent the Company's business expense policy is more restrictive, you shall be entitled to business class travel for any flight in excess of three (3) hours, when traveling for the business of the Company. The Company will pay or reimburse you for reasonable commutation expenses (Coach Class) airfare from San Diego to Albuquerque, where you are expected to spend the bulk of your work week, for a minimum of 24 months from commencement of the Term. The Company will likewise cover reasonable hotel or rental apartment lodging expenses while you are in Albuquerque which is anticipated to be the bulk of your professional work time if not otherwise traveling on Company related business.

7. Certain Covenants:

A. Confidentiality re: Company. Other than in good faith in connection with and furtherance of your duties hereunder, you shall not at any time disclose or use for the benefit of others any information relative to the activities of Company, its Parent or its affiliates which is of a secret or confidential nature, including without limitation, financial information, contracts, contract proposals and negotiations, plan developments, customers and suppliers, administrative procedures and dealings with any contractual person or party or other third party. Nothing contained in this Agreement shall prohibit you from disclosing or using information (i) which is now known by or hereafter becomes available to the general public through non-confidential sources; (ii) which was known by you prior to the date hereof (and was not known to you at the time of disclosure or use to be confidential); (iii) which became known to you from a source other than Company, or any of its subsidiaries or affiliates, other than as a result of a breach (known to you or which should have been known to you) by such source of an obligation of confidentiality owed by it to Company, or any of its subsidiaries or affiliates (but not if such information was known by you at such time of disclosure or use to be confidential); and (iv) which is otherwise legally required (but only if you notify Company of a disclosure obligation to the extent legally permitted or request promptly after you learn of it and permit Company to take all steps it deems to be appropriate to prevent or limit the required disclosure; provided that such steps shall not include requiring you not to timely comply with such legal requirement).

B. Intentionally deleted.

C. Non-Competition. During the Non-Competition Period (as defined below), you shall not (except with Company's prior written consent) engage, directly or indirectly, in any Restricted Business (as defined below). This prohibition shall apply to any such activities, whether as owner, employee, independent contractor, partner, consultant, investor, lender or otherwise, and whether acting alone or together with others, except that nothing herein contained shall bar you from ownership of less than two percent (2%) of the number of outstanding shares of any securities listed for trading on any national exchange. For purposes hereof, "Restricted Business" means a business engaged in any activity similar to or competitive with that of the Company.

The "Non-Competition Period" begins on the Effective Date and ends on the last day of the Term, provided that:

1. If the Company terminates your employment without Cause or if you validly resign for Good Reason before the end of the Term, then the Non-Competition Period shall end on the earlier of (i) the end of the period in which you are receiving payments pursuant to paragraph 8C below or (ii) the effective date of your waiver in writing of any right to receive or continue to receive compensation and benefits hereunder. You shall be deemed to have irrevocably provided such waiver if you commence competing employment in violation of the foregoing restrictions.

2. If the Company terminates your employment for Cause or you resign other than for Good Reason during the Term, the Non-Competition Period shall end on (i) if a termination by the Company for Cause, the later of: (i) the end of the Term; or (ii) the one year anniversary of such termination, and (ii) if resignation by you other than for Good Reason, the one year anniversary of the giving of notice of termination.

3. If the Company terminates you for Disability, upon such termination.

D. Non-Solicitation. During your employment and for one (1) year thereafter, you shall not directly or indirectly solicit or encourage any Contractual party or Person, as defined below, to enter into or become the subject of any direct or indirect contractual or employment arrangement with you or with any third party, business or enterprise with which you are directly or indirectly affiliated, if it results in a discontinuation of the relationship with Company.

E. Definitions. As used in this Paragraph 7,

(i) "Company" includes any subsidiary; and

(ii) "Contractual person or Party" means any person or party with or with respect to whom Company has at that time any direct or indirect contractual or employment arrangement, including, without limitation, licensors, licensees, partners, joint venture and employees at or above the level of clerical or secretarial staff; provided the foregoing shall not apply with regard to any person or entity whose relationship with the Company has terminated at least three (3) months prior to any action by you. In addition, the foregoing shall not be violated by general advertising nor serving as a reference upon request with regard to an entity with regard to which you are not affiliated.

F. Exclusive Property. You hereby acknowledge and agree that Company shall own all rights of every kind and character throughout the world in perpetuity in and to any material and/or ideas written, suggested or in any way created by you hereunder and all other results and proceeds of your services hereunder, including, without limitation, all copyrightable material created by you within the scope of your employment. You agree to execute and deliver to Company (at the Company's expense) such assignments or other instruments as Company may require from time to time to evidence Company's ownership of the results and proceeds of your services. You further confirm that all confidential information is and shall remain the exclusive property of the Company. All business records, papers and documents kept or made by you relating to the business of the Company shall be and remain the property of the Company, and shall be promptly returned by you to the Company upon any termination of employment; provided, that, you shall be permitted to retain a copy of your rolodex/address book (in whatever manner maintained). The covenants of this clause (F) shall be of unlimited duration and shall survive any termination of your employment or resignation by you of your employment hereunder.

G. Litigation. You agree that, during your employment and for two (2) years thereafter and, if longer, during the pendency of any litigation or other proceeding commenced during such time, (i) you shall not communicate with anyone (other than your attorneys and tax advisors and except to the extent required by law or in the good faith performance of your duties hereunder) with respect to the facts or subject matter of any pending or potential litigation, or regulatory or administrative proceeding involving Company or any of its affiliates, other than any litigation or other proceeding in which you are a party-in-opposition, without giving prior notice to the Company or the Company's counsel, and (ii) in the event that any other party attempts to obtain information or documents from you with respect to matters possibly related to such litigation or other proceeding, you shall promptly so notify the Company's counsel unless you are prohibited from doing so under applicable law. You agree to cooperate, in a reasonable and appropriate manner, with the Company and its attorneys, both during and after the termination of your employment, in connection with any litigation or other proceeding arising out of or relating to matters in which you were involved prior to the termination of your employment to the extent the Company pays all expenses you incur in connection with such cooperation and to the extent such cooperation does not unduly interfere with your personal or professional schedule.

H. No Right to Write Books, Articles, Etc. During your employment and for two (2) years thereafter, except as authorized by the Company, you shall not prepare or assist any person or entity in the preparation of any books, articles, television or motion picture productions or other creations, concerning the Company or any of its affiliates or any of their officers, directors, agents, employees, suppliers or customer without the express written permission of the CEO of Parent.

I. Return of Property. All property of the Company obtained or prepared by or for you in the course of your employment with the Company or any of the Company's affiliates, including all documents, data, recordings, or other property, whether tangible or intangible, including all information stored in electronic form, shall remain the exclusive property of the Company; provided, that, you shall be permitted to retain a copy of your rolodex/address book. In the event of the termination of your employment for any reason, the Company reserves the right, to the extent permitted by law and in addition to any other remedy the Company may have, to deduct from any monies otherwise payable to you the following: (i) all undisputed amounts you may owe to the Company or any of the Company's affiliates at the time of or subsequent to the termination of your employment with the Company; and (ii) the value of the property of the Company which you retain in your possession after the termination of your employment with the Company following the Company's written request for same and your failure to return same provided that no such reduction shall be made from any amounts subject to 409A. In the event that the law of any state or other jurisdiction requires the consent of any employee for such deductions, this Agreement shall serve as such consent.

J. Non-Disparagement. You and the Company agree that neither you nor the Company, as the case may be, shall, during your employment and for five (5) years thereafter, willfully and publicly ridicule or make any statement which disparages or is derogatory of the other party, and, in the case of the Company, its affiliates, its products or its members, officers, consultants, employees, customers or suppliers. The foregoing shall not cover truthful testimony in a legal proceeding or governmental inquiry or, solely with respect to employees, customers or suppliers, statements made in the good faith performance of your duties with the Company hereunder.

K. Equitable Relief. The parties agree that any breach of the covenants or agreements contained in Paragraph 7 may result in irreparable injury to Company, Parent or you, as the case may be, for which money damages could not adequately compensate and are necessary to protect the legitimate business interests of the parties. Therefore, in the event of any such breach, the offended party shall be entitled (in addition to money damages) to equitable relief by way of injunction or otherwise enjoining and restraining the other party from continuing such breach. The existence of any claim or cause of action which a party may have against the other shall not constitute a defense or bar to the enforcement of such covenants. Finally, you expressly agree that, also without limiting any other rights or remedies Company may have, Company shall be entitled to recover any and all monies or other benefits whatsoever received by you or on your behalf from any and all sources for any use or dissemination by you of any material so described in this Paragraph 7 and that any such monies or other benefits so received by you or on your

behalf shall be held, in trust, by you or on your behalf for immediate payment over to Company. The provisions of this Paragraph 7 shall survive any termination of the Term and your employment hereunder in accordance with their terms.

8. Termination:

A. Death If your employment shall terminate due to your death, you (or your estate) shall be paid, in lieu of all other payments hereunder, the following: (1) accrued and unpaid Base Salary through the date of termination; (2) all other payments and benefits you may be entitled to receive under the terms of any applicable employee benefit plan or program of the Company in which you participate, and the vesting schedules set forth therein and any earned vacation pay that has accrued to that date and is payable under the Company's standard policies or under and in accordance with the terms of such employee benefit plan; and, (3) reimbursement for all actual and previously unreimbursed out-of-pocket expenses properly incurred to the date of termination in accordance with the Company's standard reimbursement policies.

B. Disability. If you are prevented from performing your duties as called for by this Agreement because of physical or mental incapacity or other disability (a "Disability") for a continuous period of one hundred twenty (120) days, or for shorter periods aggregating more than one hundred eighty (180) days in any consecutive twelve (12) month period then, Company shall have the right to terminate your employment and the Term as a result of such Disability by giving written notice to you while you are so Disabled. If your employment shall terminate due to your Disability, you shall be paid all sums accrued as payable hereunder.

C. Termination Without Cause or Good Reason. If Company terminates your employment during the Term other than due to your death, Disability or for Cause (as defined below) or you terminate your employment during the Term for Good Reason (as defined below), you shall receive, subject to your execution of the Company's standard Termination Agreement within ten (10) days of the date of termination the amount of your Base Salary for the next ensuing Six (6) Months in accordance with the Company's payroll practices. In the event that you are unable, after making good faith and reasonable best efforts to mitigate your lost Base Salary after such six (6) month period of Base Salary continuation, by acquiring new employment or income producing activities (i.e., independent consulting or entrepreneurial activities, etc.) then your Base Salary shall be continued for the Minimum Term during which period you will be available to provide services to the Company or Parent as reasonably requested.

As used herein "*Good Reason*" shall mean (1) any reduction or diminution in your title or a material reduction or material diminution in your authorities, duties or responsibilities or reporting requirements with the Company (it being understood and agreed to that in the event of your mental or physical incapacity the Company will be permitted to temporarily assign to others your authorities, duties or responsibilities hereunder and such shall not constitute Good Reason) or, (2) any material breach by the Company of any of the Company's material obligations under this Agreement. In the event of a Good Reason termination, you must provide the Company

with written notice of your Good Reason termination no later than ninety (90) days from the date of the event giving rise to Good Reason and the Company shall have thirty (30) days from the date of such notice to cure such breach. Any termination for Good Reason must occur within one hundred and twenty (120) days after the Good Reason event.

D. Termination for Cause. Company shall have the right at any time, upon written notice to you, to terminate your employment for Cause. If Company terminates this Agreement for cause, you shall have no right to receive any further compensation other than (1) accrued and unpaid Base Salary through the date of termination; (2) all other payments and benefits you may be entitled to receive under the terms of any applicable employee benefit plan or program of the Company in which you participate, including any earned vacation pay that has accrued to that date and is payable under the Company's standard policies; and (3) reimbursement for all actual and previously unreimbursed out-of-pocket expenses properly incurred to the date of termination in accordance with the Company's standard reimbursement policies (the "Accrued Amounts"). In the event the Company terminates your employment for Cause, the Company shall pay you your Accrued Amounts within forty (40) days of your termination.

As used herein "Cause" shall mean: (i) your indictment or conviction of, or the entry of any plea other than "Not Guilty" to, any misdemeanor involving fraud, theft, embezzlement, forgery or the possession or sale of illicit substances or any felony; (ii) any act or omission which constitutes a material breach under this Agreement (including, without limitation, any provision contained in Paragraph 7); (iii) any willful omission or misconduct resulting in or reasonably likely to result in material loss to the Company or substantial damage to its reputation; (iv) gross negligence with regard to a material matter or willful misconduct of a material nature in the performance of your duties or with regard to the assets, business or employees of the Company; (v) any act or omission by you which constitutes fraud, theft or embezzlement from Company, or any of their affiliates (which, for avoidance of doubt, will not include any good faith expense account disputes); or (vi) any willful disregard of the Company's material written policies and procedures (including, without limitation, those policies regarding discrimination or harassment) provided that to the extent any breach covered by (ii) is curable, you shall have failed to cure such breach within ten (10) days after written notice of the alleged breach is provided to you by the Company.

E. No Further Obligations. The amounts and benefits provided for in this Section 8 shall be in lieu of any termination or severance payments or benefits for which you may be eligible or entitled, now or in the future, under any of the plans, policies or programs of the Company or any of its subsidiaries or affiliates. In addition, the amounts and benefits provided for in this Section 8 shall be inclusive of all statutory severance payable or otherwise provided to you in relation to his employment by the Company and the termination of his employment and this Agreement and compensation for all required notice periods. Except as otherwise expressly set forth in this Section 8, from and after the date of such termination, you shall (i) have no right to receive any further compensation (including Base Salary) hereunder, and (ii) except to the extent required by law, cease to be covered under or be permitted to actively participate in any

benefits plans or programs. Notwithstanding anything contained in this Agreement to the contrary, you (or your beneficiary or estate) shall be entitled, under all circumstances, to the right of indemnification set forth below.

F. Resignation. If your employment with the Company terminates for any reason, you shall be deemed to have resigned at that time from any and all officer, Manager or director positions that you may have held with the Company or other positions in other entities to which you have been designated by the Company or which you have held on behalf of the Company. If, for any reason, this paragraph 8H is deemed insufficient to effectuate such resignation, you hereby authorize the Secretary and any Assistant Secretary of the Company to execute any documents or instruments which the Company may deem necessary or desirable to effectuate such resignation or resignations, and to act as your attorney-in fact.

10. Representations.

You hereby represent and warrant that you are free to enter into and perform your duties under this Agreement, without any contractual restrictions with respect to any prior employers or otherwise, and that you will not use any confidential information of any prior employers in performing your responsibilities hereunder.

The Company hereby represents and warrants that it has full power and authority to enter into this Agreement and all corporate acts and other proceedings required to be taken by the Company to authorize the execution, delivery and performance of this Agreement have been duly taken.

11. Section 409A.

The intent of the parties is that payments and benefits under this Agreement comply with Code Section 409A and, accordingly, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. If you notify the Company (with specificity as to the reason therefore) that you believe that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause you to incur any additional tax or interest under Code Section 409A and the Company after good faith review concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with you, reform such provision to try to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to comply with the requirements of Code Section 409A to the extent applicable. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and the Company of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be

imposed on you by Code Section 409A or any damages for failing to comply with Code Section 409A.

12. Additional Provisions.

A. This Agreement shall inure to the benefit of and be binding upon you, your heirs, executors, administrators and legal representatives.

B. This Agreement constitutes the entire Agreement between you and the Company with respect to your employment by the Company and cannot be changed or terminated orally. This Agreement supersedes any prior or contemporaneous written or oral agreements between us relating to the same subject matter. No modification or waiver of any of the provisions of the Agreement shall be effective unless in writing and signed by the party against whom it is sought to be enforced. The parties' obligations under and the provisions of paragraphs 7 through 12 hereof shall remain in full force and effect for the entire period provided therein notwithstanding the termination of your employment for any reason or the expiration of the Term.

C. The illegality, invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the legality, validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction, if any restriction or provision of this Agreement is held illegal, invalid or unenforceable, this Agreement will be reformed, construed and enforced in such jurisdiction to the fullest extent possible under applicable law.

D. No failure on the part of either party to exercise and no delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof or the exercise of any other right, power, or remedy.

E. This Agreement shall inure to the benefit of and be binding upon your heirs and personal representatives of your estate and the successors and permitted assigns of the Company, regardless of any change in its business structure, whether through spinoff, merger, sale of stock or assets or any other transaction or assignment. Notwithstanding the foregoing, this Agreement is a personal services contract and, as such, you may not assign any of your duties or obligations hereunder. The Company may not assign this Agreement nor any rights or obligations hereunder other than to an entity which, by way of merger, consolidation or sale of substantially all of the assets of the Company becomes a successor to the Company, so long as such successor assumes in writing the Company's obligations hereunder (and the Company agrees to deliver a copy to you of such assumption promptly following your request for such). For the purposes of this Agreement, the term "Company" shall include the Company and, subject to the foregoing sentence, any of its successors and assigns. Parent is hereby expressly intended by the parties hereto to be a third-party beneficiary of this Agreement as to Paragraph 7B, and may enforce the provisions of Paragraph 7 directly for its own benefit.

F. You have been advised to seek the advice of independent counsel concerning the execution of this Agreement. Your signature below indicates you have received such counsel or have waived your right to do so.

G. The headings of the several paragraphs of this Agreements have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.

H. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Mexico, without regard to conflicts of laws. The parties agree, subject to Paragraph 12 above, to the exclusive jurisdiction and venue of the District Court of the State of New Mexico with venue in Albuquerque/Bernalillo County and/or in the United States District Court for the District of New Mexico for the resolution of all disputes arising under this Agreement.

I. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

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If the foregoing terms of this Agreement reflect our understanding and agreement, kindly sign this Agreement in the appropriate space below and return it to the undersigned, whereupon it will constitute an agreement between us.

Sincerely,

SENIOR SCIENTIFIC, LLC ("Company")

By: __________________________
Name: Emanuel Tsoupanarias
Title: Manager

MANHATTAN SCIENTIFICS, INC.
("Parent")

By: __________________________
Name: Emanuel Tsoupanarias
Title: CEO

AGREED AND ACCEPTED:

____
Robert R. Proulx

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